Exhibit 99.2

Concur Appoints New Chief Financial Officer

REDMOND, Wash., May 3, 2010 — Concur (Nasdaq: CNQR), the world’s leading provider of on-demand Employee Spend Management services, today announced the appointment of Frank Pelzer as Chief Financial Officer, effective as of May 17, 2010.

Mr. Pelzer comes to the company with a wealth of finance and senior strategic advisory experience related both to Concur and the broader technology market. Mr. Pelzer spent the last six years with Deutsche Bank, serving since 2007 as a Director in the firm’s Software Investment Banking group. Prior to that, Mr. Pelzer was a Vice President with Credit Suisse First Boston and a management consultant with Kurt Salmon Associates. An Edward Tuck Scholar with Distinction, Mr. Pelzer earned an MBA from Dartmouth’s Tuck School of Business.

“I am pleased to announce the appointment of Frank Pelzer to the role of Chief Financial Officer,” said Steve Singh, chairman and CEO of Concur. “Frank and I have worked together for nearly a decade and his expertise in corporate finance and M&A, as well as his depth of knowledge of the technology industry, will be a significant asset to our business over the next decade.”

Commenting on his appointment, Mr. Pelzer said, “It’s truly an exciting opportunity to join a market-leader like Concur, especially now. The company is recognized as one of the world’s leading on-demand technology providers, is executing at an extremely high level, and is literally transforming the way companies around the globe manage corporate travel and expenses. I look forward to working with this fantastic team as we continue to set the pace for our industry.”

Mr. Pelzer succeeds Concur’s current CFO, John Adair, who recently announced his plans to retire to attend to family needs. “Frank is a great addition to the Concur team and a tremendous cultural fit for the company,” said Mr. Adair, who will stay on through Mr. Pelzer’s full transition to the CFO role. “I remain committed to ensuring a smooth change of leadership and I look forward to working with Frank to make this transition seamless.”

About Concur

Concur is the world’s leading provider of on-demand services that help small, mid-sized and large organizations increase efficiency, manage employee spend and control operational costs. Learn more at www.concur.com.

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Press Contact:

Stefanie Fricke, Weber Shandwick for Concur, 425-452-5468, sfricke@webershandwick.com

Investor Contact:

John Torrey, Concur, 425-497-5986, john.torrey@concur.com